As filed with the Securities and Exchange Commission on October 15, 1996

                                               Registration No. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                MANOR CARE, INC.
               (Exact name of issuer as specified in its charter)

              Delaware                                52-1200376
(State or other jurisdiction                          (I.R.S. Employer
of incorporation or organization                      Identification No.)

11555 Darnestown Road
Gaithersburg, Maryland                                20878
(Address of Principal                                 (Zip Code)
Executive Offices)



                                MANOR CARE, INC.
                  NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN
                            (Full title of the Plan)


                              James H. Rempe, Esq.
              Senior Vice President, General Counsel and Secretary
                              11555 Darnestown Road
                             Gaithersburg, MD 20878
                     (Name and address of agent for service)

                                 (301) 979-4265
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE
*******************************************************************************
                                    Proposed         Proposed
Title of                            Maximum          Maximum       Amount
Each Class of      Amount           Offering         Aggregate       Of
Securities         To Be            Price Per        Offering      Registration
To Be Registered   Registered       Share*           Price*        Fee*

Common Stock,      40,000 Shs.       $40.75          $1,630,000    $493.94
par value of $.10
per share

*******************************************************************************

(*) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee. Estimate based on the average of the high and low share prices reported on the New York Stock Exchange for October 11, 1996.




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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

          The contents of Registrant's Annual Report and Form 10-K for fiscal year ended May 31, 1996 containing audited financial statements for the fiscal year ended May 31, 1996, Form 10-Q for the fiscal quarter ended August 31, 1996, and the description of the Registrant's common stock appearing in the Registrant's registration statement on Form 8-A filed pursuant to
Section 12(b) of the Securities Exchange Act of 1934, as amended (the
"Exchange Act"), on July 30, 1981, are incorporated by reference into this registration statement.

          All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.           Description of Securities.  Not Applicable.

Item 5.           Interests of Named Experts and Counsel.  None.

Item 6.           Indemnification of Officers and Directors.

          Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in summary, that directors and officers of Delaware corporations such as the Registrant are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but

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in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article VII of the Registrant's By-Laws entitles officers, directors and controlling persons of the Registrant to indemnification to the full extent permitted by Section 145 of DGCL, as the same may be supplemented or amended from time to time.

         Article VII of the Bylaws of Manor Care, Inc. provides:

                               INDEMNIFICATION OF
                    OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

          Section 1. Action, Other Than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding or investigation, whether civil, criminal or administrative, and whether external or internal to the Corporation (other than a judicial action or suit brought by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or trustee of the Corporation, or that, being or having been such a director, officer, employee or trustee, he is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereafter as an "Agent"), against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, or any appeal therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding -- whether by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent -- shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

          Section 2. Action, by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed judicial action or suit brought by or in the right of the Corporation to procure a judgement in its favor by reason of the fact that he is or was an Agent (as defined above) against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense, settlement or appeal of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for

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gross negligence or misconduct in the performance of the duty of the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other such court shall deem proper.

         Section 3. Determination of Right of Indemnification. Any indemnification under Section 1 or 2 (unless ordered by a court) shall be made by the Corporation unless a determination is reasonably and promptly made (i) by the Board by a majority vote or a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders, that such person acted in bad faith and in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that such person believed or had reasonable cause to believe that his conduct was unlawful.

         Section 4. Indemnification Against Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Agent has been successful on the merits or otherwise, including the dismissal of an action without admission of liability, in defense of any proceeding or in defense of any claim, issue or matter therein, or on appeal from any such proceeding, action, claim or matter, such Agent shall be indemnified against all expenses incurred in connection therewith.

         Section 5. Advances of Expenses. Except as limited by Section 6 of this Article, expenses incurred in any action, suit, proceeding or investigation or any appeal therein shall be paid by the Corporation in advance of the final disposition of such matter, if the Agent shall undertake to repay such amount in the event that it is ultimately determined, as provided herein, that such person is not entitled to indemnification. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel in a written opinion, that, based upon the facts known to the Board or counsel at the time such determination is made, such person acted in bad faith and in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that such person believed or had reasonable cause to believe his conduct was unlawful. In no event shall any advance be made in instances where the Board or independent legal counsel reasonably determines that such person deliberately breached his duty to the Corporation or its shareholders.

          Section 6. Right of Agent to Indemnification Upon Application; Procedure Upon Application. Any indemnification under Sections 1, 2, and 4, or advance under Section 5 of

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this Article, shall be made promptly, and in any event within ninety days, upon the written request of the Agent, unless with respect to applications under Sections 1, 2, and 5, a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum of disinterested directors that such Agent acted in a manner set forth in such Sections as to justify the Corporation's not indemnifying or making an advance to the Agent. In the event no quorum of disinterested directors is obtainable, the Board of Directors shall promptly direct that independent legal counsel shall decide whether the Agent acted in the manner set forth in such Sections as to justify the Corporation's not indemnifying or making an advance to the Agent. The right to indemnification or advances as granted by this Article shall be enforceable by the Agent in any court of competent jurisdiction, if the Board or independent legal counsel denies the claim, in whole or in part, or if no disposition of such claim is made within ninety days. The Agent's expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

          Section 7. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this
Article is held by a court of competent jurisdiction to be unavailable to an indemnitee in whole or in part, the Corporation shall, in such an event, after taking into account, among other things, contributions by other directors and officers of the Corporation pursuant to indemnification agreements or otherwise, and in the absence of personal enrichment, acts of intentional fraud or dishonesty or criminal conduct on the part of the agent, contribute to the payment of Agent's losses to the extent that, after other contributions are taken into account, such losses exceed: (i) in the case of a director of the Corporation or any of its subsidiaries who is not an officer of the Corporation or any of such subsidiaries, the amount of fees paid to him for serving as a director during the 12 months preceding the commencement of the suit, proceeding or investigation; or (ii) in the case of a director of the Corporation or any of its subsidiaries who is also an officer of the Corporation or any of such subsidiaries, the amount set forth in clause (i) plus 5% of the aggregate cash compensation paid to said director for service in such office(s) during the 12 months preceding the commencement of the suit, proceeding or investigation; or
(iii) in the case of an officer of the Corporation or any of the subsidiaries, 5% of the aggregate cash compensation paid to such officer for service in such office(s) during the 12 months preceding the commencement of such suit, proceeding or investigation.

          Section 8. Other Rights and Remedies. The indemnification provided by this Article shall not be deemed exclusive of, and shall not affect, any other rights to which an Agent seeking indemnification may be entitled under any Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors and administrators of such a person. All rights to indemnification under this Article shall be deemed to be provided by a contract between the Corporation and the Agent who serves in such capacity at any time while these bylaws and other relevant provisions of the general

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corporation law and other modification thereof shall not affect any rights or obligations then existing.

          Section 9. Insurance. Upon resolution passed by the Board, the Corporation may purchase and maintain insurance on behalf of any person who is or was an Agent against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article. The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

          Section 10. Constituent Corporations. For the purposes of this Article, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employees, or trustee of such a constituent corporation or who, being or having been such a director, officer employee or trustee, is or was serving at the request of such constituent corporation as a director, officer, employee, trustee of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

          Section 11. Other Enterprises, Fines, and Serving at Corporation's Request. For purposes of this Article, references to "other enterprises" in Sections 1 and 7 shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service by Agent as director, officer, employee, trustee or agent of the Corporation which imposes duties on, or involves services by, such Agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article.

          Section 12. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Agent as to expenses (including attorneys' fees), judgements, fines and amounts paid in settlement with respect to any action, suit, appeal, proceeding or investigation, whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding and an action or suit brought by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated, or by any other applicable law.

          The Registrant has entered into separate indemnification agreements with directors and officers of the Registrant, pursuant to which the Registrant will indemnify such directors

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and officers to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item      7. Exemptions from Registration Claimed. Not Applicable.

Item      8. Exhibits.

4         Manor Care, Inc. Non-Employee Director Stock Compensation Plan

5         Opinion regarding legality of shares to be offered.

23(i)     Consent of Arthur Andersen LLP.

23(ii)    Consent of James H. Rempe, Esq. (included in Exhibit 5)

24 Powers of Attorney authorizing execution of registration statement of Form S- 8 on behalf of certain directors of Registrant.

Item      9. Undertaking.

          (a) Rule 415 Offering.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;


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          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) Filings incorporating subsequent Exchange Act documents by reference.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13 (a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Request for acceleration of effectiveness or filing of registration statement on Form S-8.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

          The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on this 15th day of October 1996.

                                         MANOR CARE, INC.



                                         By:  /s/James H. Rempe
                                              ----------------------------
                                                 James H. Rempe
                                                 Secretary

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                           Title                    Date



*                                   Chairman, President,     October 15, 1996
--------------------------------    Chief Executive Officer
Stewart Bainum, Jr.                 and Director


*                                    Vice Chairman and       October 15, 1996
--------------------------------     Director
Stewart Bainum



*                                    Director                October 15, 1996
--------------------------------
Kennett L. Simmons



*                                    Director                October 15, 1996
--------------------------------
Regina E. Herzlinger



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*                                    Director                October 15, 1996
--------------------------------
William H. Longfield



*                                    Director                October 15, 1996
--------------------------------
Frederick V. Malek



*                                    Director                October 15, 1996
--------------------------------
Jerry E. Robertson



*                                    Senior Vice President,  October 15, 1996
---------------------------------    Chief Financial Officer
James A. MacCutcheon                 and Treasurer (Principal
                                     Financial Officer)


*                                    Vice President and      October 15, 1996
---------------------------------    Controller
Margarita A. Schoendorfer            (Principal Accounting
                                      Officer)


*   By:/s/James H. Rempe
       --------------------------
       James H. Rempe
       Attorney-in-fact

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